Exhibit 99.1

Hittite Microwave Corporation Revises Financial Results For The Fourth Quarter Of 2013

Adjustment for Foreign Exchange Losses of $0.9 Million Leads to Revised Other Expense and Net Income Amounts

CHELMSFORD, Mass.--(BUSINESS WIRE)--February 26, 2014--Hittite Microwave Corporation (NASDAQ:HITT) today announced that it revised its financial results for the fourth quarter ended December 31, 2013 to correct an error in its accounting for foreign exchange losses related to an intra-company loan. The impact to the company’s results of operations from the correction of the error was to increase other expense by $0.9 million and to reduce net income by a corresponding amount. Revenue, gross profit and income from operations for the quarter remain unchanged.

Giving effect to the correction, net income for the quarter was $15.6 million, or $0.50 per diluted share, rather than $16.5 million, or $0.53 per diluted share, as previously reported on February 6, 2014. For the full year 2013, the company’s revised net income was $70.0 million, or $2.25 per diluted share, rather than $70.9 million, or $2.28 per diluted share, as previously reported. Revised financial results for the fourth quarter and year ended December 31, 2013 accompany this release.

The error related to a loan by the company to its subsidiary in Norway that is denominated in Norwegian kroner. In its previously reported results, the company had recorded net foreign exchange losses related to this loan as a component of foreign currency translation losses within stockholders’ equity. In preparing to file its Annual Report on Form 10-K for 2013, the company concluded that such net foreign exchange losses should instead have been classified within other expense. The loan has been substantially repaid in the first quarter of 2014, and accounting for the loan is not expected to have a material impact on future financial results.

About Hittite Microwave Corporation

Hittite Microwave Corporation is an innovative designer and manufacturer of high performance integrated circuits, or ICs, modules, subsystems and instrumentation for technically demanding digital, RF, microwave and millimeterwave applications covering DC to 110 GHz. The company’s standard and custom products apply analog, digital and mixed-signal semiconductor technologies, which are used in a wide variety of wireless & wired communication and sensor applications for the automotive, broadband, cellular infrastructure, fiber optic, microwave & millimeterwave communications, military, space and test & measurement markets. The company is headquartered in Chelmsford, Massachusetts.

“Safe Harbor Statement” under the Private Securities Litigation Reform Act of 1995

Statements in this press release regarding Hittite Microwave Corporation that do not relate to historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, any statements regarding our expectations as to future levels of revenue, net income and earnings per share. Readers are cautioned that these forward-looking statements are subject to risks and uncertainties and are only predictions, and actual future events and results may differ materially from these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: the impact of macro-economic conditions on demand for our products; our ability to effectively manage our costs and expenses in response to fluctuations in our growth rate; market acceptance of our new products; our ability to assess accurately our end market requirements; our success in maintaining the business of our significant customers; our ability to keep pace with new semiconductor processes; risks related to our dependence on third-party suppliers; regulatory, operational, financial and political risks inherent in operating internationally; competition within the semiconductor industry; product returns and warranty claims; the possibility that intellectual property claims initiated by or against us could be costly or have adverse outcomes; and other risks and uncertainties that are discussed under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the Securities and Exchange Commission.

Hittite Microwave Corporation
Condensed Consolidated Balance Sheets (unaudited)
(In thousands)
	December 31, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$118,600	$269,157
Marketable securities	353,947	140,069
Accounts receivable, net	36,186	30,921
Inventories	76,020	65,926
Income taxes receivable	5,991	1,566
Prepaid expenses and other current assets	2,997	2,761
Deferred taxes	13,399	14,988
Total current assets	607,140	525,388
Property and equipment, net	39,433	36,294
Deferred taxes	1,725	709
Other assets	8,190	11,172
Total assets	$656,488	$573,563

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$4,971	$3,205
Accrued expenses	10,386	12,889
Income taxes payable	193	584
Deferred revenue and customer advances	6,735	4,699
Total current liabilities	22,285	21,377
Long-term income taxes payable	5,839	412
Deferred taxes	232	446
Other liabilities	103	124
Total liabilities	28,459	22,359
Total stockholders' equity	628,029	551,204
Total liabilities and stockholders' equity	$656,488	$573,563

Hittite Microwave Corporation
Condensed Consolidated Statements of Operations (unaudited)
(In thousands except per-share data)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012

Revenue	$68,775	$68,515	$273,815	$264,395
Cost of revenue	22,502	18,296	79,040	69,415
Gross profit	46,273	50,219	194,775	194,980
	67.3%	73.3%	71.1%	73.7%
Operating expenses:
Research and development	11,823	12,449	49,764	49,202
Sales and marketing	6,105	6,319	23,516	23,966
General and administrative	3,364	3,468	13,855	14,598
Total operating expenses	21,292	22,236	87,135	87,766
Income from operations	24,981	27,983	107,640	107,214
	36.3%	40.8%	39.3%	40.6%

Interest and other income (expense), net	(1,015)	68	(682)	57
Income before income taxes	23,966	28,051	106,958	107,271
Provision for income taxes	8,360	10,337	36,965	38,702
Net income	$15,606	$17,714	$69,993	$68,569

Earnings per share:
Basic	$0.51	$0.58	$2.29	$2.26
Diluted	$0.50	$0.57	$2.25	$2.22

Weighted average shares outstanding:
Basic	30,672	30,401	30,609	30,359
Diluted	31,174	31,003	31,093	30,895

CONTACT:
Hittite Microwave Corporation
William W. Boecke, 978-250-3343
V.P. and Chief Financial Officer